Exhibit 10.1

First Amendment to
Second Amended and Restated Credit Agreement
This First Amendment to Second Amended and Restated Credit Agreement (this “First Amendment”), dated as of December 11, 2020, is by and among Exterran Energy Solutions, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), Exterran Corporation, a corporation formed under the laws of the State of Delaware (“Parent”), the Guarantors party hereto, the Lenders listed on the signature pages attached hereto and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    The Borrower, Parent, the Administrative Agent and the financial institutions from time to time party thereto as lenders (each, a “Lender” and collectively, the “Lenders”) are parties to that certain Second Amended and Restated Credit Agreement, dated as of October 9, 2018 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”);
B.    The Guarantors are parties to that certain Amended and Restated Guaranty and Collateral Agreement, dated as of October 9, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”); and
C.    The parties hereto desire to, among other things, amend certain terms and provisions of the Credit Agreement as set forth herein, including to reduce the amount of the Aggregate Commitments from $700,000,000 to $650,000,000.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given to such term in the Credit Agreement. Unless otherwise indicated, all references to Sections, Articles, Annexes and Schedules in this First Amendment refer to Sections, Articles, Annexes and Schedules of the Credit Agreement.
Section 2.Amendments to Credit Agreement.
2.1 Additional Definitions. Section 1.01 is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Consolidated Cash Balance” means, as of any date, the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members as of such date.
“Consolidated Cash Balance Determination Date” has the meaning assigned to such term in Section 3.04(c)(iii).
“Consolidated Cash Balance Threshold” means, for any date, an amount equal to the sum of (a) (i) for purposes of Section 3.04(c), $40,000,000 and (ii) for purposes of Section 6.02(d), $35,000,000, plus (b) the amount of cash that the Group Members reasonably expect to use within the succeeding ten (10) Business Days for the payment of accounts payable incurred in the ordinary course of business, payroll expenses, tax or other regulatory expenses, plus (c) the aggregate amount of cash then held by any Foreign Subsidiary that is expected to be distributed or otherwise transferred to the Borrower and used by the Borrower to repay Revolving Loans, in each case within the succeeding ten (10) Business Days, plus (d) the aggregate amount of cash and Cash Equivalents generated by operations of Group Members that are Foreign Subsidiaries, to the extent that the transfer or other distribution of such cash or Cash Equivalents to the Borrower would result in an adverse foreign exchange impact (other than ordinary course currency conversions) or an adverse tax impact, in each case to the Borrower or any other Group Member, plus (e) without duplication of any of the foregoing, the aggregate amount of cash or Cash Equivalents that is not generated by operations of Group Members that are Foreign Subsidiaries and is otherwise obtained by or included in the balance sheet of any Foreign Subsidiary (other than (i) by way of capital contribution by Parent or any Domestic Subsidiary after the First Amendment Effective Date, (ii) as proceeds of the purchase by Parent or any Domestic Subsidiary after the First Amendment Effective Date of Equity Interests of such Foreign Subsidiary or any Subsidiary thereof or (iii) as proceeds of any intercompany loan made after the First Amendment Effective Date from Parent or any Domestic Subsidiary).
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 12.21.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“First Amendment” means that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of the First Amendment Effective Date, among the Borrower, Parent, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto.
“First Amendment Effective Date” means December 11, 2020.
“Initial MPA Period” has the meaning assigned to such term in the definition of “EBITDA”.
“Material Project” has the meaning assigned to such term in the definition of “EBITDA”.
“Material Project EBITDA Adjustments” has the meaning assigned to such term in the definition of “EBITDA”.
“Project” means (a) the provision by any Group Member of equipment for any energy or infrastructure project or (b) the construction, improvement or expansion by any Group Member of an energy or infrastructure project.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 12.21.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revenue Recognition Date” means, with respect to any Material Project, the date on which any Group Member begins to recognize revenue from such Material Project.
“Supported QFC” has the meaning assigned to such term in Section 12.21.
“UK Financial Institution” means any BBRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted EBITDA” means, for any period, the sum of Consolidated Net Income for such period plus the following consolidated expenses or charges to the extent deducted from Consolidated Net Income for such period: (a) total interest expense (as reflected on the consolidated income statement for such period), (b) income, franchise and other similar taxes, (c) depreciation, (d) amortization, (e) fees and expenses incurred or paid in connection with the consummation of acquisitions, (f) cash from distributions actually received by Parent or any Consolidated Restricted Subsidiary during such period from Unrestricted Subsidiaries; provided that the amount of such cash distributions included pursuant to this clause (f) shall not exceed 25% of the total EBITDA during such period (as calculated prior to including any such cash distributions); (g) other non-cash charges, provided that any cash actually paid in any future period with respect to such non-cash charges shall be deducted from EBITDA for such future period when paid; and (h) any Restructuring Costs and any Restatement Costs; provided that the amount of costs and expenses included pursuant to this clause (h) shall not exceed $10,000,000 in the aggregate; provided further that if at any time during such period Parent or any Consolidated Restricted Subsidiary shall have made any individual acquisition or Disposition with a sale price in excess of $50,000,000, EBITDA for such period shall be calculated giving pro forma effect thereto as if such acquisition or Disposition had occurred on the first day of such period (such pro forma effect to include projected synergies) as determined by the Borrower in a manner reasonably acceptable to the Administrative Agent.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.21.
2.2 Amendment and Restatement of Definitions. Section 1.01 is hereby amended by amending and restating the following definitions in their entirety to read in full as follows:
“Aggregate Commitments” at any time shall equal the sum of the Commitments at such time. As of the First Amendment Effective Date, the amount of the Aggregate Commitments is $650,000,000.
“Applicable Margin” means for any day, with respect to any LIBOR Loan, EURIBOR Loan or ABR Loan that is a Revolving Loan, or with respect to Commitment Fees, the applicable rate per annum set forth in the table below under the caption “LIBOR Loans / EURIBOR Loans”, “ABR Loans” or “Commitment Fees”, as the case may be, determined by reference to the Total Leverage Ratio as of the most recent date of determination:

Level	Total Leverage Ratio	LIBOR Loans / EURIBOR Loans (bps)	ABR Loans (bps)	Commitment Fees (bps)
I	Less than or equal to 2.00 to 1.00	200.0	100.0	25.0
II	Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	225.0	125.0	30.0
III	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	250.0	150.0	35.0
IV	Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	275.0	175.0	40.0
V	Greater than 3.50 to 1.00	300.0	200.0	50.0

For purposes of determining the Applicable Margin for the period commencing on the Effective Date and ending upon the date of the first delivery after the Effective Date of financial statements pursuant to Section 8.01(a) and the corresponding Compliance Certificate pursuant to Section 8.01(b), the Total Leverage Ratio will be deemed to be that which corresponds to Level I. Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio (which shall be calculated quarterly) shall take effect as of the fifth (5th) Business Day following the receipt of the Compliance Certificate delivered pursuant to Section 8.01(b); provided that the Total Leverage Ratio shall be deemed to be Level VI if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 8.01(a), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.01(a) or (b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then Parent and the Borrower shall promptly (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01. The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Sections 3.02(e), 10.01 and 10.02 and other of their respective rights under this Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended form time to time) and any other law, regulation, rule or requirement applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EBITDA” means for any period, the sum, without duplication, of (a) Unadjusted EBITDA for such period plus (b) at Parent’s option, any “Material Project EBITDA Adjustments” as provided below, which adjustments under clauses (i) and (ii) below shall be made in a manner, and subject to documentation, approved by the Administrative Agent (which approval shall not be unreasonably withheld). As used herein, “Material Project” means any Project of any Group Member, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Parent to exceed, or exceeds, $40,000,000. As used herein, “Material Project EBITDA Adjustments” means, with respect to each Material Project:
(i)    prior to the Revenue Recognition Date for such Material Project (but including the Testing Period ending on the last day of the fiscal quarter in which such Revenue Recognition Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the relevant date of determination (it being understood that (i) the completion percentage of any Material Project may be determined based upon costs incurred prior to the relevant date of determination to total costs anticipated to be incurred in connection with completion of such Material Project and (ii) if the duration of time between the date of determination and the anticipated Revenue Recognition Date is greater than 12 months, such completion percentage may not be determined to be greater than twenty-five percent (25%))) of an amount to be approved by the Administrative Agent as the incremental projected Unadjusted EBITDA attributable to such Material Project for the first 12-month period following the anticipated Revenue Recognition Date for such Material Project (such amount to be determined and approved by the Administrative Agent based upon (A) incremental projected revenues from enforceable minimum revenue contracts and other contracts reasonably acceptable to the Administrative Agent and entered into between one or more Group Members, on the one hand, and third-party customers, on the other, (B) the creditworthiness of, and applicable projected usage of such Material Project by, such customers (including the presence or absence of any credit support provided by or on behalf of such customer), (C) capital and other costs, operating and administrative expenses, (D) the anticipated Revenue Recognition Date (including taking into account the length of time between the date of determination and the anticipated Revenue Recognition Date), (E) commodity price assumptions (to the extent applicable) and (F) other factors reasonably deemed appropriate by the Administrative Agent; provided, that, it is understood and agreed that such incremental projected Unadjusted EBITDA attributable to such Material Project is subject to the Administrative Agent’s approval for each Testing Period for which Parent desires to include such Material Project EBITDA Adjustment; provided further that (1) if, at any time after the Administrative Agent has approved projected Unadjusted EBITDA attributable to a Material Project for inclusion in EBITDA for any period (the “subject period”), the Administrative Agent reasonably determines that any of the factors provided for in clauses (A) through (F) of the foregoing have changed, the Administrative Agent shall have the right to modify its approved amount of such projected Unadjusted EBITDA for inclusion in EBITDA for any subsequent period ending after the subject period (provided the Administrative Agent shall provide prompt notice of such modification to the Borrower) and (2) if the duration of time between the date of determination and the anticipated Revenue Recognition Date is greater than 12 months, such duration may be taken into account by the Administrative Agent as set forth in the foregoing clause (D) and shall if such duration is greater than 18 months result in such projected Unadjusted EBITDA being zero dollars), which percentage of such amounts approved by the Administrative Agent may, at Parent’s option, be added to Unadjusted EBITDA for the Testing Period ending on the last day of the fiscal quarter in which the applicable Group Member or Group Members commence work on such Material Project and for each Testing Period thereafter until the Revenue Recognition Date for such Material Project (including the Testing Period ending on the last day of the fiscal quarter in which such Revenue Recognition Date occurs, but net of any Unadjusted EBITDA attributable to such Material Project following such Revenue Recognition Date); provided, that if the actual Revenue Recognition Date does not occur by the anticipated Revenue Recognition Date, then the foregoing amount shall be reduced, for Testing Periods ending after the anticipated Revenue Recognition Date to (but excluding) the Testing Period ending on the last day of the first full quarter after the actual Revenue Recognition Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (A) 90 days or less, 0%, (B) longer than 90 days, but not more than 180 days, 25%, (C) longer than 180 days but not more than 270 days, 50%, (D) longer than 270 days but not more than 365 days, 75%, and (E) longer than 365 days, 100%; and
(ii)    beginning with the Testing Period ending on the last day of the first full fiscal quarter following the Revenue Recognition Date for such Material Project and for the two immediately succeeding Testing

Periods, an amount approved by the Administrative Agent as the projected Unadjusted EBITDA (determined in the same manner set forth in clause (i) above) attributable to such Material Project for the balance of the four full fiscal quarter period following such Revenue Recognition Date, which may, at Parent’s option, be added to Unadjusted EBITDA for such Testing Periods.
Notwithstanding the foregoing:
    (1)    No such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless:
    (x)    at least 15 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the Testing Period for which Parent desires to commence inclusion of such Material Project EBITDA Adjustment in EBITDA (the “Initial MPA Period”), Parent shall have delivered to the Administrative Agent written pro forma projections of EBITDA attributable to such Material Project; and
    (y)    prior to the last day of the Initial MPA Period, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections (provided that such approval of such projections shall be subject to change as set forth in clause (i) above) and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and
(2)    the aggregate amount of all Material Project EBITDA Adjustments during any Testing Period shall not exceed twenty percent (20%) of EBITDA for such Testing Period.
“Loan Documents” means this Agreement, the First Amendment, the Notes, the Letter of Credit Agreements, the Commitment Increase Certificates, the Additional Lender Certificates, the Letters of Credit, the Fee Letters, the Security Instruments and each subordination agreement, intercreditor agreement, Compliance Certificate, Borrowing Request, Letter of Credit Request or Interest Election Request executed by the Borrower pursuant to this Agreement and each amendment, consent and waiver to any of the foregoing executed by the Borrower.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution

Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to ancillary to any of those powers.
2.3 Amendment to Section 3.04(c). Section 3.04(c) is hereby amended by:
(a) Renumbering Section 3.04(c)(iii) as Section 3.04(c)(iv); and
(b) Adding a new Section 3.04(c)(iii) to read in full as follows:
(iii)    If, at the end of the last Business Day of any calendar week (commencing as of December 18, 2020) (any such date an “Consolidated Cash Balance Determination Date”), the Consolidated Cash Balance exceeds the Consolidated Cash Balance Threshold, then Borrower shall, within three (3) Business Days after such Consolidated Cash Balance Determination Date, prepay Borrowings on such date in an aggregate principal amount equal to such excess. Each prepayment of Revolving Loans pursuant to this paragraph (iii) shall be applied, first, to any Swingline Loans then outstanding, second, ratably to any ABR Borrowings then outstanding, and, third, to any LIBOR Borrowings and EURIBOR Borrowings then outstanding, and if more than one LIBOR Borrowing or EURIBOR Borrowing is then outstanding, to each such LIBOR Borrowing or EURIBOR Borrowing in such order as the Borrower shall elect.

2.4 Amendment to Section 6.02. Section 6.02 is hereby amended by:
(a) deleting the word “and” at the end of Section 6.02(b),
(b) replacing the period at the end of Section 6.02(c) with “; and”, and
(c) adding new clause (d) thereto immediately after clause (c) thereof, which new Section 6.02(d) shall read in full as follows:
(d)    In the case of any Borrowing of Loans, at the time of and immediately after giving effect to such Borrowing and the application of the proceeds thereof, the Consolidated Cash Balance shall not exceed the Consolidated Cash Balance Threshold. On the date of any Borrowing, the Borrower shall be deemed to have made a representation and warranty that the conditions specified in this Section 6.02(d) have been satisfied.
2.5 Amendment to Section 8.01. Section 8.01 is hereby amended to add a new Section 8.01(l) to read in full as follows:

(l)    Consolidated Cash Balance Certificate. Within three (3) Business Days after any Consolidated Cash Balance Determination Date occurring on or after December 18, 2020 on which the Consolidated Cash Balance exceeds the Consolidated Cash Balance Threshold, a certificate from a Responsible Officer of the Borrower (in form and detail reasonably satisfactory to the Administrative Agent) providing a reasonably detailed calculation of the Consolidated Cash Balance as of such Consolidated Cash Balance Determination Date and including calculations of the amounts of the mandatory prepayment required to be made pursuant to Section 3.04(c)(iii).
2.6 Amendment to Section 9.04(f). Section 9.04(f) is hereby amended and restated in its entirety to read in full as follows:
(f)    so long no Default or Event of Default exists immediately before and immediately after giving effect thereto, Parent may make Restricted Payments in an aggregate amount not to exceed $50,000,000 during the period commencing on the First Amendment Effective Date through the remaining term of this Agreement if (i) the Total Leverage Ratio, calculated on a pro forma basis to include any Total Indebtedness incurred to make such Restricted Payment (as if such Restricted Payments were made on the last day of the applicable Testing Period), is less than 2.50 to 1.00 as of the last day of the most recently ended Testing Period for which financial statements are available and (ii) immediately after giving effect to such Restricted Payment, Parent shall have Liquidity in an amount that is not less than fifteen percent (15%) of the Aggregate Commitments.

2.7 Amendment to Section 12.19. Section 12.19 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 12.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
2.8 Amendment to Article XII. Article XII is hereby amended by adding a new Section 12.21 to read in full as follows:
Section 12.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
2.9 Amendment to Annex I. Annex I is hereby amended and restated in its entirety to read in full as set forth in Annex I hereto.
Section 3 Conditions Precedent. This First Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement) (the “First Amendment Effective Date”):
3.1 The Administrative Agent shall have received from Lenders constituting at least the Majority Lenders, Parent, the Borrower, and each Guarantor counterparts (in such number as may be requested by the Administrative Agent) of this First Amendment signed on behalf of such Persons.
3.2 The Borrower shall have paid to the Administrative Agent, for the account of each of the undersigned consenting Lenders executing this First Amendment on or prior to 3:00 p.m. Central time on the date hereof (each a “Consenting Lender”), a fee (the “Consent Fees”) in an amount equal to ten basis points (0.10%) of such Consenting Lender’s Applicable Percentage of the Aggregate Commitments as of the First Amendment Effective Date. The entire amount of the Consent Fees will be fully earned and shall be due and payable in full in cash on the First Amendment Effective Date.
3.3 The Borrower shall have paid to the Administrative Agent all other fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the First Amendment Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.
3.4 No Default or Event of Default shall have occurred and be continuing as of the date hereof after giving effect to the terms of this First Amendment.
Section 4     Miscellaneous.
4.1        Confirmation. The provisions of the Credit Agreement, except as amended by this First Amendment, shall remain in full force and effect following the effectiveness of this First Amendment. The amendments contemplated hereby shall not limit or impair any Liens granted by the Borrower or any other Loan Party to secure the Secured Obligations, each of which are hereby ratified, affirmed and extended to secure the Secured Obligations as they may be extended pursuant hereto.
4.2         Representations and Warranties.
(a) Ratification and Affirmation. The Borrower hereby: (i) acknowledges the terms of this First Amendment; (ii) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, after giving effect to the amendments contained herein; (iii) agrees that, from and after the First Amendment

Effective Date, each reference to the Credit Agreement in the Security Instruments and the other Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this First Amendment; and (iv) represents and warrants to the Lenders that as of the date hereof, before and after giving effect to the terms of this First Amendment: (A) all of the representations and warranties made by the Borrower contained in each Loan Document to which it is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties are true and correct in all material respects as of such specified earlier date.
(b) Corporate Authority; Enforceability; No Conflicts. The Borrower hereby represents and warrants to the Lenders that (i) it has all necessary power and authority to execute, deliver and perform its obligations under this First Amendment; (ii) the execution, delivery and performance by the Borrower of this First Amendment has been duly authorized by all necessary action on its part; (iii) this First Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditor’s rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); (iv) the execution and delivery of this First Amendment by the Borrower and the performance of its obligations hereunder require no authorizations, approvals or consents of, or registrations or filings with, any Governmental Authority, except for those that have been obtained or made and are in effect; and (v) neither the execution and delivery of this First Amendment nor the transactions contemplated hereby will (A) contravene, or result in a breach of, the Organization Documents of the Borrower, (B) violate any Governmental Requirement applicable to or binding upon the Borrower or any of its Properties, except to the extent that any such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (C) violate or result in a default under any agreement or instrument to which the Borrower is a party (other than any agreement or instrument the contravention of which or breach of which could not reasonably be expected to be materially adverse to any Secured Party) or by which it is bound or to which its Properties are subject, except to the extent that any such violation or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
4.3     No Waiver.    Neither the execution by the Administrative Agent or the Lenders of this First Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any Default or Event of Default which may exist, which may have occurred prior to the date of the effectiveness of this First Amendment or which may occur in the future under the Credit Agreement and/or the other Loan Documents. Similarly, nothing contained in this First Amendment shall directly or indirectly in any way whatsoever: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or any Lender’s right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Default or Event of Default; (b) except as expressly provided herein, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument; or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents or any other contract or instrument.
4.4     Loan Document. This First Amendment is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.
4.5     Parties in Interest. All of the terms and provisions of this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
4.6     Counterparts. This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this First Amendment by facsimile transmission or electronic transmission (e.g., PDF) shall be effective as delivery of a manually executed counterpart hereof.
4.7     No Oral Agreement. This First Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement AMONG the parties RELATING to the SUBJECT MATTER HEREOF AND THEREOF and may not be contradicted by evidence of prior, contemporaneous or unwritten oral agreements of the parties. There are no oral agreements between the parties.
4.8     GOVERNING LAW. THIS FIRST AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
    [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

EXTERRAN ENERGY SOLUTIONS, L.P., a
Delaware limited partnership, as the Borrower

By:	/s/ DAVID A. BARTA
Name:	David A. Barta
Title:	Senior Vice President and Chief Financial Officer

EXTERRAN CORPORATION, a Delaware
corporation, as Parent

By:	/s/ DAVID A. BARTA
Name:	David A. Barta
Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent, Issuing
Bank, Swingline Lender and a Lender

By:	/s/ MICHAEL G. JANAK
Name:	Michael G. Janak
Title:	Managing Director

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

Crédit Agricole Corporate and
Investment Bank, as a Lender and Issuing Bank

By:	/s/ PAGE C. DILLEHUNT
Name:	Page C. Dillehunt
Title:	Managing Director

By:	/s/ MICHAEL WILLIS
Name:	Michael Willis
Title:	Managing Director

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

Bank of America, N.A., as a Lender and Issuing Bank

By:	/s/ TYLER ELLIS
Name:	Tyler Ellis
Title:	Director

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

ROYAL BANK OF CANADA, as a Lender and
Issuing Bank

By:	/s/ EMILEE SCOTT
Name:	Emilee Scott
Title:	Authorized Signatory

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

CITIBANK, N.A., as a Lender and Issuing Bank

By:	/s/ IVAN DAVEY
Name:	Ivan Davey
Title:	Vice President

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ JUN ASHLEY
Name:	Jun Ashley
Title:	Director

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

TRUSTMARK NATIONAL BANK, as a Lender

By:	/s/ JEFF DEUTSCH
Name:	Jeff Deutsch
Title:	Senior Vice President

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

TRUIST BANK, as a Lender

By:	/s/ LINCOLN LACOUR
Name:	Lincoln LaCour
Title:	Vice President

Signature Page to First Amendment – Exterran Energy Solutions, L.P.

ANNEX I
COMMITMENTS

Name of Lender	Commitment
Wells Fargo Bank, National Association	$97,500,000.00
Credit Agricole Corporate and Investment Bank	$97,500,000.00
Bank of America, N.A.	$83,571,428.57
Citibank, N.A.	$83,571,428.57
Royal Bank of Canada	$83,571,428.57
Sumitomo Mitsui Banking Corporation	$83,571,430.00
HSBC Bank USA, NA	$65,000,000.00
Branch Banking and Trust Company	$32,500,000.00
Trustmark National Bank	$23,214,285.72
TOTAL	$650,000,000.00

REAFFIRMATION AND RATIFICATION: Each Guarantor hereby (a) acknowledges the terms of this First Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party, including the Guaranty and Collateral Agreement, and agrees that each Loan Document to which it is a party, including the Guaranty and Collateral Agreement, remains in full force and effect as expressly amended hereby; and (c) represents and warrants to the Lenders that, as of the date hereof, after giving effect to the terms of this First Amendment: (i) all of the representations and warranties made by such Guarantor contained in each Loan Document to which such Guarantor is a party, including the Guaranty and Collateral Agreement, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof) as though made on and as of the First Amendment Effective Date (unless such representations and warranties are stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing.

ACKNOWLEDGED AND RATIFIED:

EXTERRAN CORPORATION

By:	/s/ DAVID A. BARTA
Name:	David A. Barta
Title:	Senior Vice President and Chief Financial Officer

Reaffirmation and Ratification
First Amendment – Exterran Energy Solutions, L.P.